UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2008 (February 28, 2008)
TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31679 (Commission File No.)	84-1482290 (IRS Employer Identification No.)
410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)
(303) 565-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 28, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Teton Energy Corporation (“we,” “us,” “our,” or the “Company”) finalized a special award of up to 130,000 performance vesting restricted shares of the Company’s common stock to Lonnie Brock, Executive Vice President and Chief Financial Officer, as a retention device. The award was granted under the Company’s 2005 Long-Term Incentive Plan (the “LTIP”) pursuant to a restricted stock award agreement (“Award Agreement”).
     The shares underlying Mr. Brock’s award are linked to the Company’s achievement of a milestone of increased Net Asset Value per share by 200% from the Net Asset Value per share on December 31, 2007. In the event that such milestone is achieved prior to December 31, 2010, then the shares under Mr. Brock’s award will vest on December 31, 2010. Mr. Brock must also remain in the Company’s employ until the milestone is achieved, and December 31, 2010, in order to vest in the award. The period being measured for the shares is January 1, 2008 to December 31, 2010 (the “Performance Period”). Subject to the terms of the LTIP and the Award Agreement, Mr. Brock will receive payment of the award in shares of the Company’s common stock.
     In the event Mr. Brock’s employment is terminated by reason of death or disability, our Board or Compensation Committee, in its sole discretion, may waive such automatic forfeiture provision and authorize a pay out to Mr. Brock’s estate on a pro rata basis provided the performance goal has been achieved.
     Separately, our Board of Directors also approved a new board compensation package. The new compensation package provides for an annual cash retainer of $56,000 for our directors and $112,000 for our Non-Executive Chairman, payable quarterly, and an annual restricted stock grant of 15,500 shares per year per director, and 31,000 shares for our Non-Executive Chairman, which will be paid effective December 31 of each year and vest immediately. With the adoption of this board compensation package, the board will cease to participate in future incentive-based programs, including the recently adopted 2008 LTIP program.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01.	Financial Statements and Exhibits.
None.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: March 5, 2008	TETON ENERGY CORPORATION
	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer